Exhibit 99.1

CDW Corporation Announces Upsizing and Pricing of

Registered Offering of $600 Million of Senior Notes due 2028

LINCOLNSHIRE, Ill. –September 12, 2019 — CDW Corporation (NASDAQ: CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its wholly owned subsidiaries CDW LLC and CDW Finance Corporation (together, the “Issuers”) have priced an offering of $600 million in aggregate principal amount of 4.25% senior notes due 2028 (the “Notes”), representing an increase of $50 million in aggregate principal amount from the initially proposed offering size, in an offering registered under the Securities Act of 1933, as amended (the “Note Offering”). The Notes were priced at 100% of par. The sale of the Notes is expected to be completed on September 26, 2019, subject to customary closing conditions.

The Issuers intend to use the proceeds from the Note Offering, (a) to fund the redemption of all of their outstanding $525 million aggregate principal amount of Senior Notes due 2023 (the “2023 Senior Notes”) at a redemption price of 102.5% of the principal amount redeemed plus accrued and unpaid interest to the date of redemption and (b) to pay fees and expenses related to such redemption and the Note Offering. The remaining proceeds will be used for general corporate purposes. The Issuers have issued a conditional notice of redemption to holders of the 2023 Senior Notes. The redemption of the 2023 Senior Notes is contingent upon the closing of the Notes Offering.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by CDW Corporation and by certain of CDW LLC’s current and future direct and indirect wholly owned domestic subsidiaries.

Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers and BofA Securities, Inc., Capital One Securities, Inc., RBC Capital Markets, LLC and U.S. Bancorp Investments, Inc. are acting as co-managers for the Note Offering. The Note Offering is being made only by means of a prospectus supplement and an accompanying base prospectus. Copies of the preliminary prospectus supplement and the accompanying base prospectus relating to the Note Offering may be obtained from (i) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, by telephone (toll-free) at (866) 718-1649 or by e-mail at prospectus@morganstanley.com, (ii) J.P. Morgan Securities LLC, 383 Madison Avenue, 3rd Floor, New York, NY 10179, Attention: Syndicate Desk or by telephone (toll-free) at (800) 245-8812 or by e-mail at hy_syndicate@restricted.chase.com, (iii) Barclays Capital Inc., c/o Broadridge Financial Solutions , 1155 Long Island Avenue, Edgewood, NY 11717 by e-mail at Barclaysprospectus@broadridge.com, (iv) Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com, (v) MUFG Securities Americas Inc., Attention: Capital Markets Group, 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 by telephone at (877) 649-6848, (vi) Wells Fargo Securities, LLC, by telephone (toll-free) at (800) 326-5897, (vii) BofA Securities, Inc., BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or by email at dg.prospectus_requests@baml.com, (viii) RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor New York, New York 10281, Attention: Leveraged Capital Markets; or by telephone at 1-877-280-1299 or (ix) U.S. Bancorp Investments, Inc., by telephone (toll-free) at (877) 558-2607.

CDW Corporation, the Issuers and the subsidiary guarantors of the Notes filed a Registration Statement on Form S-3ASR, which was effective upon filing on October 16, 2017, including a base prospectus dated October 16, 2017, and a preliminary prospectus supplement dated September 12, 2019, to which this communication relates. Copies of the Registration Statement on Form S-3ASR, the base prospectus and the preliminary prospectus supplement and, when available, copies of the final prospectus supplement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov.

This press release is for informational purposes only and shall not constitute (i) an offer to sell or the solicitation of an offer to buy the Notes or any other securities or (ii) an offer to buy, or a notice of redemption with respect to, the 2023 Senior Notes or any other securities. The Note Offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

Forward-Looking Statements

This press release includes “forward-looking statements,” including with respect to the Note Offering and the anticipated redemption of the 2023 Senior Notes. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control that could cause actual results to differ materially from those described in such statements. Such risks and uncertainties include, but are not limited to, whether the Issuers will consummate the Note Offering, which is subject to customary closing conditions, and the anticipated use of the proceeds of the Note Offering. Although CDW believes that the forward-looking information presented in this press release are reasonable, it can give no assurance that such expectations will prove correct, and actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 9,700 coworkers. For the trailing twelve months ended June 30, 2019, the company generated Net sales over $17 billion. For more information about CDW, please visit www.CDW.com.

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Contact:

Investor Inquiries:	Media Inquiries:
Brittany A. Smith	Sara Granack
Vice President, Investor Relations and	Vice President, Corporate Communications
Financial Planning and Analysis	(847) 419-7411
(847) 968-0238

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